As filed with the Securities and Exchange Commission on November 22, 1995

                                                  Registration No. 33-

                    Securities and Exchange Commission

                          Washington, D.C. 20549

                                 FORM S-8

                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933

                            OLSTEN CORPORATION
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)

              Delaware                            13-2610512
     -------------------------------         ----------------------
     (State or other jurisdiction of           (I.R.S. Employer
      incorporation or organization)         Identification Number)




                           175 Broad Hollow Road
                       Melville, New York  11747-8905
             -------------------------------------------------
                 (Address of principal executive offices)

                            OLSTEN CORPORATION
            1994 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED
            --------------------------------------------------
                         (Full title of the plan)

                        William P. Costantini, Esq.
                 Senior Vice President and General Counsel
                            Olsten Corporation
           175 Broad Hollow Road, Melville, New York  11747-8905
           -----------------------------------------------------
                  (Name and address of agent for service)

                              (516) 844-7250
       -------------------------------------------------------------
       (Telephone number, including area code, of agent for service)













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                      CALCULATION OF REGISTRATION FEE


Title of                     Proposed Maximum Proposed Maximum Amount of
Securities to   Amount to be Offering Price   Aggregate        Registration
be Registered   Registered   Per Unit         Offering Price   Fee
-------------   ------------ ---------------- --------------- -------------
Common Stock,   2,000,000       --            $76,010,537**    $26,210.53**
par value $.10  Shares*


*The amount being registered is the aggregate amount of shares available for issuance under the Plan. If there is any change in the number of shares by reason of a stock dividend, stock split, recapitalization, reorganization or similar transaction, appropriate adjustments will be made in the number of shares subject to outstanding options to maintain the option holders' proportionate interests pursuant to the provisions of the aforementioned Plan.


**Pursuant to Rule 457(h) under the Securities Act of 1933, the aggregate offering price and the amount of the fee are computed with respect to the shares for which options have been granted and are outstanding (namely, 327,100 shares) upon the basis of the aggregate price at which such shares may be purchased by the optionees (namely $10,140,100) and with respect to the remainder of the shares (namely, 1,672,900 shares) upon the basis of the average of the high and low prices per share (namely, $39.375) on the New York Stock Exchange on November 21, 1995, a date within five business days prior to the date of filing of this Registration Statement.































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
                                  PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

            Olsten Corporation, a Delaware corporation (the "Company" or "Registrant"), hereby incorporates by reference in this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

            (a) The Company's Annual Report on Form 10-K for the fiscal year ended January 1, 1995, as amended, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (File No. 0-3532);

            (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

            (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated December 5, 1994 (which incorporates by reference the section entitled "Description of Capital Stock" contained in the Company's Registration Statement on Form S-3 filed on July 6,
1994).

            In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.     Description of Securities.

            Not applicable.

Item 5.     Interests of Named Experts and Counsel.

            The legality of the shares of the Company's Common Stock offered hereby has been passed upon for the Company by Laurin L. Laderoute, Jr., Esq., 175 Broad Hollow Road, Melville, New York 11747. Mr. Laderoute is Vice President, Assistant General Counsel and Secretary of the Company. He is a shareholder of the Company and holds incentive stock options granted under the Company's 1984 Incentive Stock Option Plan and 1994 Stock Incentive Plan.

Item 6.     Indemnification of Directors and Officers.

            Article NINTH of the Registrant's Restated Certificate of Incorporation, as amended, provides for indemnification of Directors of the Registrant as follows:







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          NINTH:  No director of the Corporation shall be liable to the
Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This Article NINTH shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of its adoption. If the Delaware General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

          Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     As authorized by Section 145 of the Delaware General Corporation Law,
Article V of the Registrant's By-Laws provides as follows:

            Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

            Section 2. Right to Advancement of Expenses. The right to indemnification conferred to in Section 1 of this Article V shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance






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
of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article V or otherwise.

            Section 3. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Restated Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

            Section 4. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

            Section 5. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation or, if serving at the request of the Corporation, as an employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article V with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

            In addition, the Company maintains directors' and officers' liability insurance covering certain liabilities that may be incurred by the directors and officers of the Company in connection with the performance of their duties.

Item 7.     Exemption from Registration Claimed.

            Not applicable.

Item 8.     Exhibits.

            The exhibits set forth on the Exhibit Index to this Registration Statement are incorporated herein by reference.











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Item 9.     Undertakings.

            (a)  The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.













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
                                SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, State of New York, on November 22, 1995.
                            OLSTEN CORPORATION

                            By:/s/ Frank N. Liguori
                               --------------------
                            Frank N. Liguori
                            Chairman and Chief Executive Officer

                             POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank N. Liguori, William P. Costantini and Laurin L. Laderoute, Jr. and each and any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name                      Title                          Date
----                      -----                          ----
/s/ Frank N. Liguori      Chairman and Chief Executive   November 22, 1995
----------------------    Officer and Director
(Frank N. Liguori)


/s/ Anthony J. Puglisi    Senior Vice President-Finance  November 22, 1995
----------------------    (Principal Financial and
(Anthony J. Puglisi)      Accounting Officer)


/s/ Stuart Olsten         Director                       November 22, 1995
----------------------
(Stuart Olsten)


/s/ Andrew N. Heine       Director                       November 22, 1995
----------------------
(Andrew N. Heine)


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/s/ Stuart R. Levine      Director                       November 22, 1995
----------------------
(Stuart R. Levine)


                          Director                       November   , 1995
----------------------
(John M. May)


/s/ Miriam Olsten         Director                       November 22, 1995
----------------------
(Miriam Olsten)


/s/ Richard A. Sharoff    Director                       November 22, 1995
----------------------
(Richard A. Sharoff)


/s/ Raymond S. Troubh     Director                       November 22, 1995
----------------------
(Raymond S. Troubh)


/s/ Josh S. Weston        Director                       November 22, 1995
----------------------
(Josh S. Weston)































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                               EXHIBIT INDEX




Exhibit
Number                      Exhibit
--------                    -------

 4.1 Olsten Corporation 1994 Stock Incentive Plan, as amended and restated (incorporated herein by reference to Exhibit B to Registrant's definitive Proxy Statement for its Annual Meeting of Shareholders held on April 28, 1995).

 4.2 Indenture dated as of March 15, 1993 between Registrant and Bankers Trust Company, as Trustee, relating to Registrant's 4 7/8% Convertible Subordinated Debentures due 2003 (incorporated by reference to Exhibit 4 to Registrant's Quarterly Report on Form 10-Q for the quarter ended April 4,
              1993).

 5*           Opinion of Laurin L. Laderoute, Jr., Esq.

23.1*         Consent of Coopers & Lybrand L.L.P.

23.2*         Consent of Laurin L. Laderoute, Jr., Esq. (included in
              Exhibit 5).

24* Power of Attorney (contained on the signature pages of this Registration Statement).

























________________________
*Filed herewith.


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